Exhibit 99.1

EARNINGS RELEASE	February 22, 2006

NORTHWEST PIPE REPORTS

RECORD RESULTS FOR THE YEAR

Portland, Oregon, February 22, 2006. Northwest Pipe Company (NASDAQ: NWPX) today reported the highest annual sales and earnings in its history. Sales in 2005 were $329 million compared to $292 million in 2004 and annual net income was $13.4 million, or $1.90 per diluted share, compared to $12.4 million, or $1.83 per diluted share, in 2004. In the fourth quarter of 2005, sales were $77.1 million compared to $80.3 million in 2004 and net income was $3.4 million, or $0.48 per diluted share, compared to $4.2 million, or $0.62 per diluted share last year. In addition, record annual sales and profits were reported for both the Water Transmission and Fabricated Products Groups.

Water Transmission

Sales in the Water Transmission Group were $54.4 million in the fourth quarter of 2005. While this was down slightly from the $57.6 million recorded for the fourth quarter last year, it brought 2005 sales to a record total of $232.1 million compared to $177.8 million last year. Gross profit for the fourth quarter of 2005 was $11.3 million, or 20.7% of sales, compared to $11.1 million, or 19.2% of sales last year. Gross profit for 2005 was a record $46.8 million, or 20.1% of sales, compared to $33.9 million, or 19.0% of sales last year.

“The Water Transmission Group performed solidly throughout the year,” said Brian W. Dunham, president and chief executive officer. “We began the year with a good backlog and were able to generally keep most of our divisions working steadily. Our California division went through a consolidation during the year as we combined our Riverside facility into our Adelanto location. This had a small negative impact on our revenues and earnings during the year as we worked through consolidation issues. In 2006, we expect to see the payback from this effort begin. Our Denver and Texas divisions both performed at record levels during the year. Our Oregon division had its normal strong performance. We are very pleased with the results we achieved in these divisions. Our West Virginia division was underutilized during the year. As we look ahead, more volume from this facility combined with greater efficiency due to the consolidation in California will be the keys to improving our results in the years to come.”

Tubular Products

The Tubular Products Group’s sales were $17.7 million in the fourth quarter of 2005 compared to $19.3 million reported for the same period last year. Gross profit was $1.7 million in the fourth quarter of 2005 compared to $3.8 million in the fourth quarter of 2004. For 2005, sales were $80.7 million compared to $102.5 million last year. Gross profit was $5.6 million, or 7.0% of sales, compared to $15.0 million, or 14.6% of sales last year.

“The decreases in Tubular Products revenues and profits were expected, as the record year experienced in 2004 was not sustainable in 2005,” noted Dunham. “We are, however, continuing to make changes to focus our resources on products that will generate sustainable profitability. Our improving results indicate that we are making progress.”

Fabricated Products

Sales in the Fabricated Products Group were $5.0 million in the fourth quarter of 2005, compared to $3.4 million for the fourth quarter last year. The gross profit for this Group was $695,000 or 14.0% of sales, compared to $59,000, or 1.7% of sales, last year. For 2005, sales were $16.2 million compared to $11.6 million last year. Gross profit was $1.4 million, or 8.6% of sales, compared to $435,000, or 3.7% of sales last year. The 2005 sales and profit were both records for this Group.

Outlook

“The issues that negatively impacted our fourth quarter, combined with a somewhat unfavorable mix of projects, will contribute to a relatively slow start in the first quarter of 2006 for Water Transmission. However, we have a solid backlog of $125.6 million and we are expecting a strong year in bidding activity. We believe we are well positioned to serve the water transmission market. As we move through 2006, we expect a strong performance from this Group,” said Dunham.

“The Tubular Products Group has already made strategic changes and we will continue to work on its evolution in 2006. As we progress, we expect to slowly rebuild our volume and increase our profitability. In the end, we expect this Group to be a solid contributor to our Company throughout the cycles that are faced in this business,” said Dunham. The Company is currently expecting that a strong first quarter in energy products will lead to a good first quarter for the Group. Other product lines should show improvements in the second and third quarters.

The Fabricated Products Group’s sales are currently dominated by propane tanks, and the Company expects a seasonally slow first quarter. This Group is expected to continue its growth in sales and profitability as it further develops new products for sale to OEMs. “This Group has focused on identifying new opportunities to increase sales and profitability by expanding its product lines,” stated Dunham. “While we may not see dramatic results from these efforts immediately, we expect to grow this business substantially over the next two years.”

About Northwest Pipe

Northwest Pipe Company manufactures welded steel pipe in three business segments. Its Water Transmission Group is a leading supplier of large diameter, high-pressure steel pipe products that are used primarily for water transmission in the United States and Canada. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of construction, agricultural, energy, industrial and mechanical applications. Its Fabricated Products Group manufactures propane tanks and other fabricated products. The Company is headquartered in Portland, Oregon and has nine manufacturing facilities across the United States and Mexico.

Forward-Looking Statements

Statements in this press release by Brian Dunham and statements in the “Outlook” section of this press release are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements reflect management’s current views and estimates of future economic and market circumstances, industry conditions, Company performance and financial results. Actual results could vary materially from the description contained herein due to many factors, including project delays, changes in bidding activity, market demand, operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, competitive environment, and other risks described from time to time in the Company’s reports to the Securities and Exchange Commission. The forward-looking statements we make today speak only as of today and we do not undertake any obligation to update any such statements to reflect events or circumstances occurring after today.

CONTACT:	Brian Dunham
Chief Executive Officer
503-382-2332

NORTHWEST PIPE COMPANY

STATEMENTS OF OPERATIONS

(Dollar and share amounts in thousands, except per share amounts)

	Three Months Ended December 31		For the Year Ended December 31
	2005	2004	2005	2004
Net Sales:
Water Transmission	$54,359	$57,611	$232,102	$177,765
Tubular Products	17,732	19,303	80,664	102,534
Fabricated Products	4,977	3,375	16,240	11,611

Net Sales	77,068	80,289	329,006	291,910
Cost of Sales:
Water Transmission	43,101	46,537	185,343	143,902
Tubular Products	16,056	15,512	75,028	87,536
Fabricated Products	4,282	3,316	14,845	11,176

Total Cost of Sales	63,439	65,365	275,216	242,614
Gross Profit:
Water Transmission	11,258	11,074	46,759	33,863
Tubular Products	1,676	3,791	5,636	14,998
Fabricated Products	695	59	1,395	435

Gross Profit	13,629	14,924	53,790	49,296
Selling, General and Administrative	7,152	6,533	26,318	23,126

Operating Income	6,477	8,391	27,472	26,170
Interest Expense	1,884	1,788	7,383	6,346

Income Before Income Taxes	4,593	6,603	20,089	19,824
Provision for Income Taxes	1,202	2,357	6,703	7,447

Net Income	$3,391	$4,246	$13,386	$12,377

Basic Earnings per Share	$0.50	$0.64	$1.97	$1.87

Diluted Earnings per Share	$0.48	$0.62	$1.90	$1.83

Shares Used in Per Share Calculation:
Basic	6,837	6,667	6,781	6,618

Diluted	7,101	6,852	7,063	6,768